Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	July 21, 2011
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2011 SECOND QUARTER FINANCIAL RESULTS AND PROVIDES

STATUS UPDATES ON ACQUISITION AND DIVESTITURE ACTIVITY AND NEW

REVOLVING CREDIT AGREEMENT

Financial Results:

KING OF PRUSSIA, PA- Universal Health Realty Income Trust (NYSE:UHT) announced today that for the quarter ended June 30, 2011, net income was $3.7 million, or $.29 per diluted share, as compared to $4.3 million, or $.35 per diluted share, during the same quarter in the prior year. For the six-month period ended June 30, 2011, net income was $7.8 million, or $.62 per diluted share, as compared to $8.8 million, or $.73 per diluted share during the comparable six-month period of the prior year.

Funds from operations (“FFO”) were $7.9 million, or $.63 per diluted share, during the second quarter of 2011 as compared to $8.3 million, or $.69 per diluted share, during the comparable quarter of the prior year. For the six-month period ended June 30, 2011, FFO were $16.2 million, or $1.28 per diluted share, as compared to $16.8 million, or $1.39 per diluted share during the comparable six-month period of the prior year.

The second quarter dividend of $.605 per share was paid on June 30, 2011. At June 30, 2011, our shareholders’ equity was $138.2 million and our liabilities for borrowed funds were $86.5 million, including mortgage debt of consolidated entities, which is non-recourse to us, totaling $14.8 million. There were no shares issued pursuant to our at-the-market equity issuance program (“ATM Program”) during the first six months of 2011.

During the second quarter of 2011, as compared to the second quarter of 2010, our net income decreased $582,000, or $.06 per diluted share. This decrease consisted primarily of: (i) a decrease of $288,000, or $.02 per diluted share, from the previously disclosed expiration of a master lease agreement on a medical office building (“MOB”) located in Georgia (expired in June, 2010); (ii) a decrease of $135,000, or $.01 per diluted share, from the expenses incurred in connection with the potential acquisition and divestiture transactions, as disclosed below (in Status Update on Acquisition and Divestiture Activity), and; (iii) a net decrease of $159,000, or $.02 per diluted share, from other combined decreases.

During the first six months of 2011, as compared to the first six months of 2010, our net income decreased $981,000, or $.11 per diluted share. This decrease consisted primarily of: (i) a decrease of $576,000, or $.05 per diluted share, from the expiration of a master lease agreement on an MOB located in Georgia; (ii) a decrease of $135,000, or $.01 per diluted share, from the expenses incurred in connection with the potential acquisition and divestiture transactions, as disclosed below, and; (iii) a net decrease of $270,000, or $.02 per diluted share, from other combined decreases. In addition, the new shares issued pursuant to our ATM Program, as discussed below, had a dilutive effect of approximately $.02 on net income per diluted share during the first six months of 2011 as compared to the comparable period of the prior year.

Our FFO decreased $385,000, or $.06 per diluted share, during the second quarter of 2011 as compared to the comparable quarter of 2010, resulting primarily from: (i) the unfavorable impact of operating items mentioned above; (ii) the dilutive effect of $.02 per diluted share resulting from the new shares issued pursuant to our ATM Program, partially offset by; (iii) the favorable effect of adding back increased depreciation and amortization expense incurred by us and our unconsolidated affiliates amounting to $197,000, or $.01 per diluted share.

Our FFO decreased $596,000, or $.11 per diluted share, during the first six months of 2011 as compared to the comparable six-month period in 2010, resulting primarily from: (i) the unfavorable impact of operating items mentioned above; (ii) the dilutive effect of $.04 per diluted share resulting from the new shares issued pursuant to our ATM Program, partially offset by; (iii) the favorable effect of adding back increased depreciation and amortization expense incurred by us and our unconsolidated affiliates amounting to $385,000, or $.03 per diluted share. The increased depreciation and amortization expense during the three and six-month periods ended June 30, 2011, as compared to the comparable prior year periods, is related to newly constructed and recently opened MOBs as well as capital expenditures at various properties.

The master lease arrangement on the Summerlin Medical Office Building II, with a majority-owned subsidiary of UHS (Summerlin Hospital Medical Center), expired in October, 2010. Summerlin Medical Office Building II is owned by an LLC in which we hold a majority, non-controlling ownership interest. As a result of this master lease agreement, the LLC was considered a variable interest entity. Since we were the primary beneficiary, the financial results of this MOB were included in our financial statements on a consolidated basis prior to October 1, 2010. Effective with the expiration of the master lease, this MOB is accounted for as an unconsolidated LLC under the equity method beginning on October 1, 2010. During the three-month period ended June 30, 2010, this property generated $641,000 of revenue, $237,000 of other operating expenses and $289,000 of combined interest and depreciation and amortization expense. During the six-month period ended June 30, 2010, this property generated $1.3 million of revenue, $477,000 of other operating expenses and $577,000 of combined interest and depreciation and amortization expense. There was no material impact on our net income as a result of the deconsolidation of this LLC.

Status Update on New Revolving Credit Agreement:

Prior to July 31, 2011, we expect to enter into a new $150 million revolving credit facility (“Credit Agreement”) with a group of lenders led by Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith, Incorporated as Joint Lead Arrangers and Joint Bookrunners. The Credit Agreement, which will mature in four years, will replace our existing revolving credit facility which is scheduled to mature in January, 2012 and will increase the borrowing capacity to $150 million from $100 million. There will be a $50 million sub limit for letters of credit and a $20 million sub limit for swingline/short-term loans. The Credit Agreement will also provide an option to increase the total facility borrowing capacity by an additional $50 million, subject to lender agreement. Borrowings made pursuant to the Credit Agreement will bear interest at one, two, three or six month LIBOR plus an applicable margin ranging from 1.75% to 2.50% based upon our ratio of debt to total capital. The initial applicable margin is expected to be 1.75%. A fee of 0.30% to 0.50% will be charged on the unused portion of the commitment. The initial applicable commitment fee is expected to be 0.30%. The consummation of the Credit Agreement is subject to the completion and execution of definitive documentation and the satisfaction of customary closing conditions.

Status Update on Acquisition and Divestiture Activity:

We recently entered into a non-binding letter of intent with the third-party, managing member of thirty of our limited liability companies (“LLCs”), and other parties. The thirty LLCs, in which we currently hold various noncontrolling, majority ownership interest, own real estate properties consisting substantially of MOBs.

Pursuant to the terms outlined in the non-binding letter of intent, and subject to the completion of definitive agreements and satisfaction of various closing conditions, it is intended that we:

•

Purchase the noncontrolling, minority ownership interests (ranging from 1% to 15%) in fourteen LLCs that own the real property of MOBs in which we currently own noncontrolling majority ownership interests (ranging from 85% to 99%). Eleven of these MOBs are located on or around the campuses of acute care hospitals owned and operated by subsidiaries of Universal Health Services, Inc. (“UHS”);

•

Divest our noncontrolling, majority ownership interests (ranging from 75% to 95%) in ten LLCs that own the real property of certain other MOBs and other related real estate properties, most of which are located in Phoenix and surrounding areas in Arizona;

•

Consent to the transfer to other parties, the current third-party, noncontrolling minority ownership interests in six LLCs that own the real property of the remaining jointly owned MOBs. Our currently held noncontrolling, majority ownership interest in these LLCs (ranging from 75% to 95%) will not be impacted, and;

•	Enter into one-year, annually renewable, management and leasing agreements related to the properties in which we will continue to hold ownership interests.

The non-binding letter of intent provides for completion of the proposed transactions by September 30, 2011, although there is no assurance that any or all of such transactions will be consummated by that date or at all.

We also intend to purchase additional properties from unrelated third parties as part of a series of tax deferred like kind exchange transactions under Section 1031 of the Internal Revenue Code. In June of 2011, as part of the planned reverse like-kind exchange transactions related to the potential divestitures discussed above, we acquired Lake Pointe Medical Arts, a medical office building located in Rowlett, Texas for approximately $12.2 million, which is included on our June 30, 2011 Consolidated Balance Sheet as Real Estate Assets Acquired. This multi-tenant MOB consists of approximately 51,000 rentable square feet and is 96% occupied pursuant to leases that have remaining terms of approximately 6 to 8 years.

In addition, we have executed non-binding letters of intent, and are in various stages of negotiations, in connection with the potential acquisition of three additional MOBs from various unrelated third parties. Although we can provide no assurance that we will complete the acquisition of any or all of these properties, if completed, we anticipate finalizing the transactions at various times during the third quarter of 2011.

It is intended that should all of the above-mentioned transactions be completed pursuant to terms and timing as currently contemplated, based upon various assumptions, our funds from operations and cash available for distribution may not be materially different from those that currently exist. However, the various transactions are complex, involve numerous third parties and are not conditioned on each other occurring at any particular date or upon the contemplated terms. We therefore cannot predict whether we will ultimately complete any or all of the tentatively agreed upon transactions as outlined above. Since all of these transactions are dependent upon the completion of definitive agreements, and are subject to terms, conditions and other events that may be beyond our ability to control, we can provide no assurance that our funds from operations will not be affected on a short term or long term basis, or that any or all of the tentative transactions as mentioned above can be successfully completed. If we were to sell our ownership interests in the LLCs as mentioned above, but were not able to redeploy a substantial portion of the proceeds into the potential acquisitions as outlined above, in the time periods contemplated, our funds from operations and cash available for distribution could be materially unfavorably impacted. Should we be unable to defer substantially all of the expected taxable gains resulting from the potential divestitures of our noncontrolling, majority ownership interests in ten LLCs that own the real property of certain MOBs and other related real estate properties (pursuant to Section 1031 of the Internal Revenue Code) we may be required to borrow funds to make a special dividend distribution to our shareholders or be subject to federal income and/or excise tax liabilities.

General Information, Forward-Looking Statements and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have fifty-three real estate investments in fifteen states.

Funds from operations is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that funds from operations and funds from operations per diluted share, which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is shown below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2010 and our Form 10-Q for the quarter ended March 31, 2011. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

The matters discussed in this report, as well as the news releases issued from time to time by us, include certain statements containing the words “believes”, “anticipates”, “intends”, “expects” and words of similar import, which constitute “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Six Months Ended June 30, 2011 and 2010

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Base rental - UHS facilities	$3,261	$3,292	$6,522	$6,584
Base rental - Non-related parties	2,064	2,573	4,051	5,183
Bonus rental - UHS facilities	1,092	1,023	2,204	2,117
Tenant reimbursements and other - Non-related parties	332	543	638	1,159
Tenant reimbursements and other - UHS facilities	17	42	27	74

	6,766	7,473	13,442	15,117

Expenses:
Depreciation and amortization	1,539	1,610	3,042	3,179
Advisory fees to UHS	480	466	951	903
Other operating expenses	1,414	1,434	2,385	2,786

	3,433	3,510	6,378	6,868

Income before equity in income of unconsolidated limited liability companies (“LLCs”) and interest expense	3,333	3,963	7,064	8,249

Equity in income of unconsolidated LLCs	727	833	1,502	1,569

Interest expense, net	(368)	(522)	(746)	(1,017)

Net income	$3,692	$4,274	$7,820	$8,801

Basic earnings per share	$0.29	$0.35	$0.62	$0.73

Diluted earnings per share	$0.29	$0.35	$0.62	$0.73

Weighted average number of shares outstanding - Basic	12,642	12,111	12,640	12,094
Weighted average number of share equivalents	9	2	7	2

Weighted average number of shares and equivalents outstanding - Diluted	12,651	12,113	12,647	12,096

Calculation of Funds From Operations (“FFO”):
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income	$3,692	$4,274	$7,820	$8,801

Plus: Depreciation and amortization expense:
Consolidated investments	1,503	1,573	2,969	3,107
Unconsolidated affiliates	2,718	2,451	5,405	4,882

Funds from operations (FFO)	$7,913	$8,298	$16,194	$16,790

Funds from operations (FFO) per share - Basic	$0.63	$0.69	$1.28	$1.39

Funds from operations (FFO) per share - Diluted	$0.63	$0.69	$1.28	$1.39

Dividend paid per share	$0.605	$0.605	$1.210	$1.205

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	June 30, 2011	December 31, 2010
Assets:

Real Estate Investments:
Buildings and improvements	$181,121	$180,750
Accumulated depreciation	(77,585)	(74,683)

	103,536	106,067
Land	19,190	19,190
Real Estate Assets Acquired	12,223	—

Net Real Estate Investments	134,949	125,257

Investments in and advances to limited liability companies (“LLCs”)	82,677	80,442

Other Assets:
Cash and cash equivalents	740	987
Base and bonus rent receivable from UHS	2,100	1,964
Rent receivable - other	1,017	912
Deferred charges, notes receivable and intangible and other assets, net	6,258	6,573

Total Assets	$227,741	$216,135

Liabilities:

Line of credit borrowings	$71,700	$52,600
Mortgage notes payable, non-recourse to us	8,319	8,399
Loans payable of consolidated LLC, non-recourse to us	6,504	6,564
Accrued interest	99	113
Accrued expenses and other liabilities	2,138	2,333
Tenant reserves, escrows, deposits and prepaid rents	733	616

Total Liabilities	89,493	70,625

Equity:

Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2011 -12,663,299 2010 -12,653,169	127	127
Capital in excess of par value	213,457	213,209
Cumulative net income	381,424	373,604
Cumulative dividends	(456,842)	(441,527)

Total Universal Health Realty Income Trust Shareholders’ Equity	138,166	145,413
Non-controlling equity interest	82	97

Total Equity	138,248	145,510

Total Liabilities and Equity	$227,741	$216,135